Filed Pursuant to Rule 424(b)(3)

File No. 333-276254

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 27, 2025, as supplemented)

Hashdex Bitcoin ETF

This supplement is to the prospectus (the “Prospectus”) of Tidal Commodities Trust I (the “Trust”) dated March 27, 2025, which relates to shares (the “Shares”) issued by Hashdex Bitcoin ETF (the “Fund”), a series of the Trust. The Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-276254. Capitalized terms used but not defined herein shall have the meanings assigned to them by the Prospectus. This Prospectus supplement should be read in its entirety and kept together with your Prospectus for future reference.

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Effective January 1, 2026, Guillermo Trias resigned as Chief Executive Officer of Tidal Investments LLC (the “Sponsor”), Sponsor of the Fund. That same date, Mr. Trias was appointed Executive Chairman of the Sponsor.

Effective January 1, 2026, Gavin Filmore was appointed Chief Executive Officer of the Sponsor.

Accordingly, the Prospectus is hereby revised as follows:

The fifth paragraph of the section of the Prospectus titled “The Sponsor – Management of the Sponsor” is hereby deleted and replaced with the following:

Mr. Guillermo Trias, born in 1976, is the Co-Founder of the Sponsor and has served as the Executive Chairman of the Sponsor since January 1, 2026. In his role as Executive Chairman, he provides strategic oversight, guides long-term planning and capital allocation, supports major corporate initiatives and ensures continuity of vision. Mr. Trias previously served as the Chief Executive Officer of the Sponsor from November 2015 through December 2025. Mr. Trias was approved as a Principal of the Sponsor by the NFA on February 7, 2022. He holds a Business Administration degree from CUNEF and an MBA from the Kellogg School of Management at Northwestern University.

The eighth paragraph of the section of the Prospectus titled “The Sponsor – Management of the Sponsor” is hereby deleted and replaced with the following:

Mr. Gavin Filmore, born in 1984, has served as the Chief Executive Officer of the Sponsor since January 1, 2026. In his role, he oversees the overall strategic direction, management, and operational aspects of the Sponsor’s investment platforms. Mr. Filmore joined the Sponsor as the Head of Product Development in August 2021 and was promoted to Chief Operating Officer in July 2022. Before joining the Sponsor, he worked at Barclays Investment Bank, a leading global investment bank offering services in investment management, wealth management, and corporate banking, from August 2017 to September 2021. His focus at Barclays was on exchange-traded products. Mr. Filmore holds a BS in Finance from Northeastern University. He was approved as a Principal of the Sponsor and registered as an Associated Person of the Sponsor by the NFA on March 8, 2022.

As previously disclosed, after the close of trading on January 15, 2026, Tidal Investments LLC will voluntarily withdraw as Sponsor and transfer its role as sponsor to Hashdex Asset Management Ltd. (“Hashdex”). Hashdex will thereafter serve as sole sponsor of the Trust and intends to carry on the business of the Trust and the Fund.

The date of this prospectus is January 7, 2026